AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of the last date on the signature page, by and between PRAXIS MUTUAL FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Trust and USBFS made and entered into a Transfer Agent Servicing Agreement as of November 1, 2012.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund" and collectively, the "Funds").

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.	Receive and process all orders for the purchase, exchange, transfer, and/or redemption of Fund shares in accordance with Rule 22c-l under the 1940 Act, other applicable regulations, and as specified in the Fund's prospectus (the "Prospectus").

B.	Provide phone service staff and respond to telephone inquiries from fund shareholders.

C.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder's or the Trust's custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

E.	Pay proceeds upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

H.	Serve as the Fund's agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

I.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

J.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

K.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad- 10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

L.	Prepare ad-hoc reports as necessary at prevailing rates.

M.	Mail shareholder reports and Prospectuses to current shareholders.

N.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

O.	Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

P.	Mail and/or obtain shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any truces to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

Q.	Answer correspondence from shareholders, securities brokers and others relating to USBFS' duties hereunder within required time periods established by applicable regulation.

R.	Reimburse the Fund for all material losses resulting from "as of' processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit B hereto.

S.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-l and/or shareholder servicing fees as directed by a Fund

T.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements, and connections.

U.	Blue Sky Compliance

a.	Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.
b.	Track the total number of shares of the Fund sold in each state and monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.
d.	Provide the total number of shares of the Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Trust, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-I 7 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder's account unresolved after completion of the mandatory Rule 17Ad-I 7 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder's representative or executor) to conduct a more in- depth search in order to locate the lost shareholder before the shareholder's assets escheat to the applicable state. The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthe1more, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder's assets as compensation for its efforts in locating the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer's identity (collectively, the "Procedures").

Further, the Trust and USBFS have each determined that the Procedures, as part of the Trust's overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Fw1d from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of2003 and the USA Patriot Act of2001 and the implementing regulations U1ereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement tile Procedures on the Trust's behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties, upon mutual agreement of each party not to be unreasonably withheld, as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

(a)	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in com1ection with the Trust or any Fund shareholder;
(b)	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;
(c)	Any repo1is received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS' Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;
(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and
(e)	Certified annual mid quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, mid USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS' implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS' implementation of the Procedures on behalf of the Trust.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBFS shall also be reimbursed for such miscellaneous expenses as set forth on Exhibit C hereto as are reasonably incurred by USBFS in pe1forming its duties hereunder. USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Trust shall pay all such fees mid reimbursable expenses within 30 calendar· days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar· days of the day on which the parties agree to the amount to be paid, if any. With the exception of m1y fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.	Representations and Warranties

A.         The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid mid legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and seci1red parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws mid regulations, both state mid federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, with respect to the Trust and shares of each of its series, respectively, became effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and, to the Trust's knowledge, appropriate state securities law filings were made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares. However, in this regard, USBFS acknowledges that the Trust is relying on the timely and accurate performance of such services by USBFS in fulfilling such responsibilities of the Trust.

(5)	All records of the Trust (including, without limitation, all shareholder and account records) provided to USBFS by the Trust during the term of this Agreement accurate and complete and USBFS is entitled to rely on all such records in the form provided.

B.          USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordm1ce with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws m1d regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.          USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS' control, except a loss arising out of or relating to USBFS' refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the "Board of Trustees"), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating lo USBFS' refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "USBFS" shall include USBFS' directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS' refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the perf01111ance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Trust" shall include the Trust's trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transpo1iation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and collect any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS' premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and collect administrative errors at its own expense.

B.          In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indenmitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

C.          The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.          If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity,

8.	Reports of Audited Internal Controls

USBFS agrees to provide the Trust, upon reasonable request, during the term of this Agreement, its audited SSAE 16 report (or its equivalent) reflecting the findings and conclusions of an independent auditor in respect of USBFS's internal controls for the most recently ended fiscal year.

9.	Insurance

(a)          USBFS agrees to maintain adequate professional liability errors and omissions insurance coverage. USBFS shall notify the Company should any of its insurance coverage be canceled.

(b)          The Trust acknowledges that USBFS will not be required to maintain any insurance coverage specifically for the benefit of the Trust.

10.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become !mown to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust 01· its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. However, USBFS may keep copies as necessary to comply with regulatory requirements.

13.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbru1es-Oxley Act of 2002, the USA Patriot Act of2001 and the policies and limitations of the filings relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS' services hereunder shall not relieve the Trust of its responsibilities for assuring such compliru1ce or the Board of Trustee's oversight responsibility with respect thereto.

14.	Term of Agreement; Amendment

This Agreement shall become effective as of January 1, 2019 and will continue in effect through December 31, 2021 unless sooner terminated in accordance with the terms herein. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

15.	Early Termination

In the absence of any material breach of this Agreement or the sale or closing of all of the Funds, should the Trust elect to terminate this agreement prior to the end of the three year term, the Trust agrees to pay the following fees to terminate this Agreement:

a.	all fees associated with conve1ting services to successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all miscellaneous costs associated with a-b above.

16.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS' duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the fom1 in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that may not be eliminated due to a conversion to a successor provider. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval oftl1e Trust's Board of Trustees.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Trust shall be sent to:

Praxis Mutual Funds

c/o Everence Financial

1110 North Main Street

Post Office Box 483

Goshen, 1N 46527

Attn: President

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements relating thereto, whether written or oral, between the parties.

(Signatures on the following page)

TN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

PRAXIS MUTUAL FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Marlo J. Kauffman	By:	/s/ Anita Zagrodnik
Name:	Marlo J. Kauffman	Name:	Anita Zagrodnik
Title:	Vice President	Title:	Senior VP
Date:	11-19-18	Date:	11-26-18

Exhibit A to the

Transfer Agent Servicing

Agreement Fund Names

Separate Series of Praxis Mutual Funds

Name of Series

-PRAXIS IMPACT BOND FUND, Class A

-PRAXIS IMPACT BOND FUND, Class I

-PRAXIS VALUE INDEX FUND, Class A

-PRAXIS VALUE INDEX FUND, Class I

-PRAXIS SMALL CAP INDEXFUND, Class A

-PRAXIS SMALL CAP INDEX FUND, Class I

-PRAXIS GROWTH INDEX FUND, Class A

-PRAXIS GROWTH INDEX FUND Class I

-PRAXIS INTERNATIONAL INDEX FUND, Class A

-PRAXIS INTERNATIONAL INDEX FUND, Class I

-PRAXIS GENESIS CONSERVATIVE PORTFOLIO - Class A

-PRAXIS GENESIS BALANCED PORTFOLIO - Class A

-PRAXIS GENESIS GROWTH PORTFOLIO - Class A

Exhibit B

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by at least½ cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of½ cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

2

Exhibit C to the

Transfer Agent Servicing

Agreement

TRANSFER AGENT, SHAREHOLDER & ACCOUNT SERVICES

FEE SCHEDULE at January 2019

Annual Service Charges to the Praxis Family of Funds*

●	NSCC Level 3 Accounts	$10.00/open account
●	Direct Accounts	$15.00 /open account
●	Closed Accounts	$ 3.00 /closed account
●	CUSIP Base Fee	$2,500/CUSIP
●	Blue Sky Services	$45.00/permit/per year

Miscellaneous Expenses

Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, voice response (VRU) maintenance and development, data communication and implementation charges, and travel.

Additional Services

Available but not included above are the following services - FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, client dedicated line data access, programming charges, outbound calling & marketing campaigns, training, Short-Term Trader reporting, cost basis reporting, Excessive Trader, EWS, 12b-1 aging, investor email services, dealer reclaim services, shareholder performance statements, Real Time Cash Flow, money market fund service organizations, charges paid by investors, literature fulfillment, physical certificate processing, Same Day Cash Management, CUSlP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (lnforma), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

*	Fees are billed monthly.

C-1

Exhibit C (continued) –TRANSFER AGENT SUPPLEMENTAL SERVICES and E-

COMMERCE SERVICES FEE SCHEDULE at January 2019        -

Digital Investor

Shareholder account access through the Internet. Shareholders can securely access account Information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. Digital Investor includes user interface which caters to a full range of connected devices, including tablets and smart phones. The standard implementation comes with advanced authentication, eCommerce inspired workflows, and a base package of transaction and maintenance functionality.

●	Digital Investor
-	Implementation - $20,000 per fund group
-	Annual Base Fee - $24,000 per year

Optional features with additional implementation fees and ongoing fees are available. A full feature list and quote ls available upon request.

●	Activity (Session) Fees:
-	Inquiry - $0.15 per event
-	Login Challenge- S0.10 per event
-	Account Maintenance - $0.25 per event
-	Transaction - financial transactions, duplicate statement requests, etc. - $0.50 per event
-	New Account Set-up - $3 per event
-	Bank Verification Attempt - $3 per event

FAN Mail

Financial planner mailbox provides transaction, account and price Information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

●	Base Fee Per Management Company- file generation and delivery -$6,000 /year
●	Per Record Charge
-	Rep/Branch/ID - $.018
-	Dealer - $0.012
●	Price Files - $0.002 /record or $1.75 /user per month, whichever is less

Vision Mutual Fund Gateway

Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

●	Inquiry Only
-	Inquiry● $0.05 /event
-	Per broker ID - $5.00 /month per ID
●	Transaction Processing
-	Implementation - $5,000 /management company
-	Transaction - purchase, redeem, exchange, literature order - $0.50 /event
-	New Account Setup - $3.00 /event

Monthly Minimum Charge - $500 /month

Exhibit C (continued) to the Transfer Agent Servicing Agreement

TRANSFER AGENT & SHAREHOLDER SERVICES ● Fee Schedule at January 2019

Vision Electronic Statements

Provides the capability for financial Intermediaries to access electronic statements via the Vision application.

●	Implementation Fees
-	Develop eBusiness Solutions Software - $24,000 /fund group
-	Code Print Software - $10,000 /fund group
●	Load charges
-	$0.05 /image
●	Archive charge (for any image stored beyond 2 years)
-	$0.015 /document
*	Normal Vision ID and activity charges also apply.

Client Web Data Access

USBFS client on-line access to fund and Investor data through USBFS technology applications and data delivery and security software.

●	Report Source
-	Setup: $3,000 (Includes access to Fund Source)
-	Service: $200 /user per month
●	BDS - Statement Storage & Retrieval
-	Setup: $250 /user
-	Service: $100 /user per month
●	Ad Hoc/ PowerSelect File Development
-	Setup: $250 /request (Includes up to 2 hours of programming. If beyond, additional time will be $200 Ihour consultation and development.)
-	Service: $100 /file per month
●	Custom Electronic File Exchange (MFS delivery of standard TIP files)
-	$2,500 one time setup fee
-	$100 /file per month maintenance fee
●	Mail File (DDS mailbox In which clients can pull information): $150 /file setup

●	TIP File Setup
-	Setup & Delivery of Standard TIP Files: $250 /request (Unlimited files per request)
-	Custom TIP File Development: $250 /request (Includes up to 2 hours of programming. If beyond, additional time will be $200 /hour consultation and development.)

Client Dedicated Line Data Access

For USBFS clients requiring continuous on-line access to USBFS shareholder accounting systems, such as for client call center support:

●	$7,000 /year per workstation for TA2000 AWD access
●	Data communications setup and monthly charges based upon location and bandwidth
●	Training billed at hourly rates plus miscellaneous expenses

Programming Charges

●	$200 /hour
●	Charges incurred for customized services based upon fund family requirements Including but not limited to:
-	Fund setup programming (transfer agent system, statements, options, etc.)- estimate 10 hours per CUSIP
-	Conversion programming
-	Customized service development
-	Voice response system setup (menu selections, shareholder system integration, testing, etc.) -estimated at 3 hours per fund family
-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns - Cost based on project requirements.

Amended Exhibit C (continued) to the Transfer Agent Agreement- Supplemental Services Fee Schedule at January 2019

Transfer Agent Training Services

●	On-site al USBFS - $1,500 /day
●	At client location - $2,500 /day plus travel and miscellaneous expenses if required

Short-Term Trader - Software application used to track and/or assess transaction fees that are determined to be short- term trades. Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.

●	90 days or less: $0.08 /open account
●	91-180 days: $0.14 /open account
●	181-270 days: $0.20 /open account
●	271 days - 1 year: $0.26 /open account
●	1 year - 2 years: $0.38 /open account

Cost Basis Reporting -Annual reporting of shareholder cost basis for non-fiduciary direct accounts based upon an average cost single category basis calculation.

●	$1.00 /direct open account per year

Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

●	$500 setup /fund group of 1-5 funds, $1,500 setup /fund group of over 5 funds

●	$0.12 /account per year

12b-1 Distribution Fee Aging - Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $1.50 per open account per year.

Email Services - Services to capture, queue, monitor, service and archive shareholder email correspondence:

●	$1,500 setup /fund group
●	$500 /month administration
●	$5.00 /received email correspondence

Dealer Reclaim Services Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.

●	$1,000 /fund group per month

Shareholder Performance Statements - We have a variety of features available for providing account or portfolio level performance information on investor statements. Actual costs will depend upon specific client requirements.

●	Setup - $35,000 /fund group
●	Annual Fee - $0.17 /open and closed account

Literature Fulfillment Services

●	Account Management
-	$250 /month (account management, lead reporting and database administration)
●	Miscellaneous Expenses
-	Included but not limited to kit and order processing expenses, postage, and printing.
●	Inbound Teleservicing Only
-	Account Management - $250 /month
-	Call Servicing - $1.25 /minute
●	Lead Conversion Reporting (Closed Loop)

●	Account Management - $500 /month
●	Database Installation, Setup, $1,500 /fund group
●	Specialized Programming - (Separate Quote)

*	Fees exclude postage and printing charges.

Exhibit C (continued) to the TRANSFER AGENT & SHAREHOLDER SERVICES         ,

  '       -SUPPLEMENTAL SERVICES FEE SCHEDULE at January , 2019

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following: Qualified Plan Fees (80% USBFS/20% split with ETCO)

●	$15.00 /qualified plan account or Coverdell ESA account (Cap at $15.00/SSN)
●	$25.00 /transfer to successor trustee waive

●	$25.00 /participant distribution (Excluding SWPs) ● waive
●	$25.00 /refund of excess contribution - waive
●	$25.00 /reconversion/recharacterization - waive

Additional Shareholder Paid Fees

●	$15.00 /outgoing wire transfer or overnight delivery
●	$5.00 /telephone exchange -waive
●	$25.00 /return check or ACH or stop payment
●	$5.00 /research request per account (Cap at $25,00 /request) (This fee applies to requests for statements older than the prior year)

Physical Certificate Processing - Services to support the setup and processing of physical certificated shares for a fund family:

●	$750 setup/fund group
●	$10.00 /certificate transaction

Same Day Cash Management

●	Setup: $1,500 (Access via Internet VPN)
●	Service: $200 /user per month

Real Time Cash Flow

●	Implementation (one time charge) & Recurring Charges (monthly)
●	5 Users - $3,750 10 Users - $6,375
●	20 Users -$10,500 30 Users-$12,375
●	40 Users - $13,500 50 Users - $15,000
●	Training
-	WebEx - $500 /user
-	On Site at USBFS - $1,500 /day
-	At Client Location ● $2,500 /day plus travel and miscellaneous expenses if required
●	Real Time Data Feeds
●	Implementation (per feed) - $225 /hour (8 hour estimate)
●	Recurring (per feed) - $375 /month

CUSIP Setup·

●	Subsequent CUSIP Setup - $1,500 /CUSIP

●	Expedited CUSIP Setup· $3,000 /CUSIP (Less than 35 days)

CTI Reporting - Integrated custom detailed call reporting)

●	250 /monthly report

Exhibit C to the Transfer Agent Servicing Agreement Supplemental Services Fee Schedule at January 2019

Electronic Confirm Presentation

eCDLY will load shareowner dally confirmations (financial transactions only, does not include maintenance confirmations) and send notification lo consented shareowners of a new document to view.

●	Document Loading, Storage, and Access $0.08 per statement
●	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement
●	Development & implementation of Electronic Confirm Statements - $12,000 Initial setup fee

Note: Quarterly minimum fee of S500.

Electronic Investor Statement Presentation

eStatements will load shareowner Investor statements In a PDF formal and send notification to the consented shareowners of a new document to view.

●	Document Loading, Storage, and Access - $0.08 per statement
●	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement
●	Development & Implementation of Electronic Investor Statements -$5,000 initial setup fee

Electronic Tax Presentation

eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.

●	Document Loading, Storage, and Access – $0.08 per statement
●	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement
●	Development & Implementation of Electronic Tax Statements - $5,000 initial setup fee

Electronic Compliance Presentation

eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.

●	Document Loading, Storage, and Access
●	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement
●	Development & Implementation of Electronic Compliance Documents - $5,000 initial setup fee

Note: Annual compliance minimum fee of $5,000.

Vision Electronic Statements

Provides the capability for financial intermediaries to access electronic statements via the Vision application.*

●	Implementation Fees - $5,000 per fund group
●	Load charges $0.05 per image
●	Archive charge (for any Image stored beyond 2 years) - $0.015 per document

*	Normal Vision ID and activity charges also apply.